Exhibit 10.27

 Third Amendment to Employment Agreement

This Third Amendment to Employment Agreement (the “Amendment”) is entered into as of December 31, 2008 between OMP, Inc., a Delaware corporation (“OMP”) and Steven R. Carlson (“Executive”).

Recitals:

Whereas, Executive and the Company are parties to an Employment Agreement entered into as of March 1, 2005, as amended by the First Amendment to Employment Agreement on or about August 6, 2007 and Second Amendment to Employment Agreement as of March 1, 2008 (the “Original Agreement”); and

Whereas, Executive and the Company wish to make certain changes to the severance payment provisions solely to ensure that the Original Agreement will comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Agreement:

Now, Therefore, for due and valid consideration as set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Defined Terms. Unless otherwise defined, capitalized terms used in this Amendment shall have the meanings assigned to them in the Original Agreement.

2.	Severance Payments. Executive is entitled to receive certain severance payments pursuant to Section 3.3, 3.4 and 3.5 of the Original Agreement (the “Severance Payments”) as follows:

a.	Upon death/disability (6 months, payable over the six month period following such death or disability);
b.	As the result of an involuntary termination (18 months payable in a lump sum within thirty (30) days of such termination event); and
c.
Upon a Change in Control, including Executive’s right to voluntarily terminate his employment upon such Change in Control for any reason or Good Reason without a corresponding cure period (18 months payable in a lump sum within thirty (30) days following such termination event).

In order to comply with Section 409A, Sections 3.3, 3.4 and 3.5 shall be amended, if so required, to provide that any of such payments shall be made in one lump sum on the first day of the seventh month following such event

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giving rise to the Severance Payment as provided in the new Section 5.11 that reads in full as follows below in Section 3.

3.	Additional Tax Provision Language. A new Section 5.11 shall be added to the Original Agreement and read in full as follows:

“5.11  Taxes.

(a)            Section 409A Compliance.  To the extent the severance payments paid pursuant to Section 3.3, 3.4 or 3.5  (unless otherwise exempt under Treasury Regulations) are subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until six (6) months after Executive’s separation from service (or death, if earlier) if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service, then in such event, on the first day following the conclusion of the six-month delay period, Executive shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed.

In addition, if the continued benefits under Sections 3.3, 3.4 or 3.5 (or reimbursements for the cost of such benefits, as applicable) are taxable to Executive or otherwise result in income imputed to Executive, then if Executive is a “specified employee,” to the extent necessary to avoid a violation of Section 409A of the Code, Executive shall pay for such benefits for the first six months following Executive’s separation from service and shall be reimbursed for such payments on the first day of the seventh month following such separation from service (or death, if earlier).

The term "termination of employment” as it appears in Section 3 shall be interpreted consistent with the term "separation from service" within the meaning of section Treasury Regulation §1.409A-1(h) to the extent strictly necessary to either qualify the arrangement as an involuntary separation arrangement that is exempt from section 409A of the Code, or establish a time of payment that complies with section 409A of the Code.

(b)  Section 280G. Notwithstanding anything herein to the contrary, to the extent that the severance benefits to be paid to Executive hereunder exceed an amount equal to 2.99 times the Executive’s “base amount” as determined pursuant to Section 280G of the Code, the amount of the severance benefits shall be reduced to the minimum extent necessary to ensure that the severance benefits do not exceed the amount determined pursuant to Section 280G of the Code.  Any such reductions shall be made first from compensation which is not deferred compensation subject to regulation under Section 409A of the Code; thereafter the Board of Directors (or Compensation Committee thereof) may determine the order of compensation to be paid out. This Section 11(b) shall apply only with

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respect to a severance benefit which is a “parachute payment” within the meaning of Section 280G of the Code. “

4.	Remaining Agreement. Except as set forth in this Amendment, the Original Agreement shall remain in full force and effect without alteration or amendment.

OMP, Inc.
By: __________________________ Ronald P. Badie, Chairman, Compensation Committee
__________________________ Steven R Carlson

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